UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 12, 2009 (Date of earliest event reported)
Prospect Capital Corporation (Exact name of registrant as specified in its charter)

MD (State or other jurisdiction of incorporation)	333-114552 (Commission File Number)	43-2048643 (IRS Employer Identification Number)

10 East 40th Street, 44th Floor, New York, New York 10016 (Address of principal executive offices)		10016 (Zip Code)
212 448-0702 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Directors

Effective February 12, 2009, the Board of Directors (the “Board”) of Prospect Capital Corporation (the “Company”) appointed Andrew C. Cooper as a member of its Board.  Mr. Cooper will serve as a Class II member of the Board and will serve as a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Mr. Cooper has 24 years of experience in growth company management, venture investing and investment banking.  He has a wide range of operational, marketing, technology, and debt and equity capital raising expertise.  Mr. Cooper is an entrepreneur, who over the last 11 years has founded, built, ran and sold three companies.  Prior to that, Mr. Cooper focused on venture capital and investment banking for Morgan Stanley for 14 years.  His current Board appointments include Unison Site Management, LLC, Brand Asset Digital, LLC and Aquatic Energy, LLC.

For his services as a member of the Board of the Company, Mr. Cooper is entitled to receive the same compensation as the other independent directors of the Board.

There are no understandings or arrangements between Mr. Cooper or any other person and the Company or any of its subsidiaries pursuant to which Mr. Cooper was selected to serve as a member of the Company’s Board of Directors.  There are no family relationships between Mr. Cooper and any director or executive officer and there are no transactions between Mr. Cooper or any of his immediate family members and the Company or any of its subsidiaries.

Item 9.01.	Financial Statements and Exhibits

(a) Financial statements:
None
(b) Pro forma financial information:
None
(c) Shell company transactions:
None
(d) Exhibits
None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 13, 2009		PROSPECT CAPITAL CORPORATION

	By:	/s/ John F. Barry III
John F. Barry III
Chief Executive Officer